Exhibit 99.1

November 7, 2012

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

•	Consolidated revenue of $178.5 million
•	Adjusted EBITDA of $59.4 million
•	Net income of $3.7 million or $0.09 per diluted share

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its third quarter 2012 results with revenues increasing to $178.5 million over revenues of $177.7 million in the third quarter of 2011. Adjusted EBITDA decreased 5.8 percent or $3.7 million from the third quarter of 2011 EBITDA of $63.1 million.

GCI’s third quarter 2012 net income totaled $3.7 million or earnings per diluted share of $0.09, a decrease from net income of $7.2 million or earnings per diluted share of $0.15 for the same period of 2011.

Third quarter 2012 revenues increased $2.4 million over revenues of $176.1 million in the second quarter of 2012. Adjusted EBITDA for the third quarter of 2012 was steady when compared to adjusted EBITDA of $59.4 million in the second quarter of 2012.

           “We made continued progress during the quarter preparing for the establishment of our Alaska Wireless Network venture,” said Ron Duncan, GCI president. “With the exception of data, where growth has been robust, our economic results and subscriber metrics were disappointing. Trends away from wireline voice services continue to pressure our results and changes to the lifeline program have reduced overall wireless results. However, we added a substantial number of postpaid customers during the quarter and look for this trend to increase as we continue to deploy higher speed wireless services throughout Alaska.”

GCI previously provided guidance on revenues of $690 million to $720 million and adjusted EBITDA of $230 million to $240 million for the year 2012. GCI now expects adjusted EBITDA will be at or near the lower end of the guidance, excluding expenses related to The Alaska Wireless Network (“AWN”) transaction.

Highlights
•
Managed Broadband revenues for the third quarter of 2012 totaled $22.7 million, an increase of $5.3 million or 30.3 percent over the third quarter of 2011, primarily as a result of sales of broadband service on GCI’s TERRA-Southwest terrestrial network.

•
GCI received payment of $4.5 million for IRU capacity sold to a large carrier customer early in the third quarter of 2012. The IRU sale is treated as deferred revenue and will be recognized into income over the expected life of the capacity.

•
GCI had 124,700 consumer and commercial cable modem customers at the end of the third quarter of 2012, an increase of 6,800 over the end of the third quarter 2011. Average monthly revenue per cable modem for the third quarter of 2012 was $62.85, an increase of 11.9 percent over $56.17 for the prior year.

•
GCI entered into a second arrangement under the New Markets Tax Credit (NMTC) program to help fund Phase 3 of our TERRA-NW project. Phase 3 of our TERRA-NW project continues the extension of terrestrial broadband service to Kotzebue. The NMTC program was established in the Community Renewal Tax Relief Act of 2000 to induce capital investment in qualified low income communities and will fund $12.9 million, or almost half, of the expected total project cost.

Consumer
Consumer revenues were down $2.5 million from the third quarter of 2011 and $1.7 million from the second quarter of 2012. In the third quarter of 2012, data revenue growth was offset by decreases in voice, video and wireless compared to the third quarter of 2011. The decrease in third quarter revenue was primarily due to a $2.8 million decline in USF support for voice and wireless as compared to the third quarter of 2011.

Consumer voice revenues of $10.0 million decreased $3.2 million when compared to the prior year quarter and $0.5 million compared to the second quarter of 2012 as customers continue to abandon wireline service and shift to wireless. Consumer local access lines in service at the end of the third quarter of 2012 totaled 71,900, a decrease of 7,200 lines from the third quarter of 2011 and 2,500 lines from the second quarter of 2012. USF support for consumer voice services decreased $0.9 million year over year.

Consumer video revenues of $28.4 million decreased $0.8 million from the third quarter of 2011 and the second quarter of 2012. The decrease is primarily due to a decline in basic video subscribers. Consumer basic video subscribers totaled 122,200 at the end of the third quarter of 2012, a decrease of 4,200 subscribers from the third quarter of 2011 and 300 subscribers from the second quarter of 2012. GCI has had a steady increase in the number of customers who subscribe only to cable modem service. Presumably these access-only customers are purchasing video programming from other sources including over-the-top providers such as Netflix and Hulu.

Consumer data revenues of $21.4 million increased $3.3 million or 18.2 percent over the third quarter of 2011 and were steady with the second quarter of 2012. The increase in consumer data revenues is due to an increase in cable modem customers and increasing monthly usage. GCI added 6,300 consumer cable modem customers over the third quarter of 2011 and cable modem customer counts increased by 1,400 on a sequential basis.

Consumer wireless revenues of $27.1 million decreased $1.8 million or 6.2 percent from the third quarter of 2011. The decrease was primarily due to a $1.9 million decline in USF support, a $0.9 million decrease in Lifeline revenues due to fewer subscribers, offset in part by an increase in plan fees. Wireless revenues were steady when compared to the second quarter of 2012. GCI served 122,800 consumer wireless subscribers at the end of the third quarter of 2012.

Consumer served 87,300 postpaid and pre-paid subscribers at the end of the third quarter of 2012, an increase of 4,600 over the end of the third quarter a year ago and an increase of 2,400 wireless customers sequentially. Post paid subscribers increased 2,300 year over year and 1,800 sequentially. Prepaid subscribers increased 2,300 over the end of the third quarter a year ago and increased by 600 customers sequentially.

 GCI served 35,500 Lifeline customers at the end of the third quarter of 2012. In compliance with FCC Lifeline program reforms, GCI is required to recertify all Lifeline subscribers, enrolled as of June 1, 2012, by the end of 2012, with current subscribers to be recertified annually thereafter. The ongoing implementation of GCI’s existing qualification standards along with initiation of the FCC recertification process have contributed to a decrease of 7,600 Lifeline subscribers in the third quarter of 2012 as compared to the third quarter of 2011. Lifeline subscribers declined by 4,400 on a sequential basis. Lifeline subscriber counts could decline further as a result of the recertification process or future program changes.

Network Access
Network access revenues of $27.5 million decreased $2.0 million or 6.8 percent compared to the third quarter of 2011 and increased $1.5 million or 5.6 percent over the second quarter of 2012.

Voice revenues decreased $0.5 million to $5.7 million from the prior year and decreased $0.3 million from the second quarter of 2012. Data revenues were down $3.0 million when compared to $17.1 million in the third quarter of 2011 and increased $0.7 million to $14.1 million over the second quarter of 2012. The change in voice revenue is attributable to decreases in voice traffic and rate reductions. The decrease in data revenue when compared to the prior year quarter is attributable to a decrease in special project revenue for a new customer that occurred in the third quarter of 2011. The increase in third quarter data revenues over the second quarter of 2012 is primarily due an increase in wireless backhaul revenues.

Wireless revenues, primarily related to roaming traffic, increased by $1.6 million to $7.7 million, an increase of 26.2 percent over the prior year and increased by $1.1 million, or 16.2 percent on a sequential basis.

Commercial
Commercial revenues of $36.2 million increased 1.8 percent over the prior year quarter and increased 5.1 percent sequentially.

Commercial data service revenues were $23.6 million in the third quarter of 2012, an increase of $0.6 million over the third quarter of 2011 and an increase of $1.7 million over the second quarter of 2012. Commercial data service revenues include both transport charges for data circuits, professional services which are time and materials charges for GCI on-site support of customer operations and data center revenues. As summarized in the table below, data transport charges of $12.2 million increased by $0.8 million as compared to the third quarter of 2011, time and material charges for support activities decreased by $0.5 million to $11.1 million and data center revenues increased by $0.3 million over the third quarter of 2011.

Millions $	Q3 2012	Q3 2011	Q2 2012
Data Transport Charges	$12.2	$11.4	$11.9
Professional Services	11.1	11.6	9.8
Data Center Revenues	0.3	0.0	0.2
Total Data Revenues	$23.6	$23.0	$21.9

Commercial wireless revenues totaled $2.5 million for the third quarter of 2012 and were steady with the prior year and the second quarter of 2012. GCI had 16,600 commercial wireless subscribers at the end of the third quarter of 2012, an increase of 1,700 subscribers over the prior year and 400 subscribers sequentially. USF support for commercial wireless subscribers decreased by $0.1 million year over year.

Managed Broadband
Managed broadband revenues totaled $22.7 million in the third quarter of 2012, an increase of $5.3 million or 30.3 percent over the prior year and an increase of $1.0 million or 4.5 percent over the second quarter of 2012. The strong revenue growth is primarily due to an increase in broadband capacity utilized on the TERRA Southwest terrestrial network.

Regulated Operations
Regulated operations revenues totaled $5.3 million in the third quarter of 2012 a decrease of $0.7 million from the prior year quarter and were steady with the second quarter of 2012. Regulated operations had 8,500 local access lines at the end of the third quarter of 2012, a decrease of 200 access lines from the second quarter of 2012.

Other Items
SG&A expenses for the third quarter of 2012 totaled $58.2 million, an increase of 6.9 percent as compared to $54.5 million for the third quarter of 2011. The increase is due to labor and related benefits and transaction costs related to AWN. As a percentage of revenues, SG&A expenses increased to 32.6 percent in the third quarter of 2012 as compared to 30.6 percent in the prior year. SG&A expenses for the third quarter decreased $1.8 million from the second quarter of 2012. The decrease is primarily related to fewer AWN related costs and lower health care expenses. AWN related costs totaled $0.5 million for the third quarter of 2012 and $2.6 million year to date.

GCI’s third quarter 2012 capital expenditures totaled $45.9 million as compared to $57.2 million in the third quarter of 2011 and $39.1 million in the second quarter of 2012. GCI expects capital expenditures to total approximately $150 million for the year 2012.

GCI will hold a conference call to discuss the quarter’s results on Thursday, November 8, 2012 beginning at 2 p.m. (Eastern). To access the briefing on November 8, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 888-831-8982 (International callers should dial 1-212-547-0180) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-884-1524, access code 7461 (International callers should dial 1-402-280-9924.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 80 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network which connects not only Anchorage but also Fairbanks and Juneau/Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s TERRA-Southwest fiber/microwave system links 65 communities in the Bristol Bay and Yukon-Kuskokwim Delta to Anchorage bringing terrestrial broadband Internet access to the region for the first time. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s statewide mobile wireless network seamlessly links urban and rural Alaska.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	September 30,	December 31,
Assets	2012	2011

Current assets:
Cash and cash equivalents	$27,555	29,387

Receivables	183,097	141,827
Less allowance for doubtful receivables	3,740	5,796
Net receivables	179,357	136,031

Deferred income taxes	15,555	15,555
Prepaid expenses	8,151	7,899
Inventories	11,948	7,522
Other current assets	2,464	3,631
Total current assets	245,030	200,025

Property and equipment in service, net of depreciation	817,798	849,121
Construction in progress	92,600	42,918
Net property and equipment	910,398	892,039

Cable certificates	191,635	191,635
Goodwill	74,883	74,883
Wireless licenses	25,967	25,967
Deferred loan and senior notes costs, net of amortization	11,566	12,812
Restricted cash	10,445	15,910
Other intangible assets, net of amortization	15,472	15,835
Other assets	14,449	17,214
Total other assets	344,417	354,256
Total assets	$1,499,845	1,446,320

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	September 30,	December 31,
Liabilities and Stockholders' Equity	2012	2011

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$7,766	8,797
Accounts payable	43,880	41,353
Deferred revenue	23,903	22,003
Accrued payroll and payroll related obligations	20,901	22,126
Accrued interest	21,358	6,680
Accrued liabilities	25,528	11,423
Subscriber deposits	1,125	1,250
Total current liabilities	144,461	113,632

Long-term debt, net	864,804	858,031
Obligations under capital leases, excluding current maturities	74,259	78,605
Obligation under capital lease due to related party, excluding current maturity	1,893	1,893
Deferred income taxes	124,619	114,234
Long-term deferred revenue	88,561	81,822
Other liabilities	25,705	24,456
Total liabilities	1,324,302	1,272,673

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 38,818 and 39,296 shares at September 30, 2012 and December 31, 2011, respectively; outstanding 38,625 and 39,043 shares at September 30, 2012 and December 31, 2011, respectively	25,543	26,179

Class B. Authorized 10,000 shares; issued and outstanding 3,169 and 3,171 shares at September 30, 2012 and December 31, 2011, respectively; convertible on a share-per-share basis into Class A common stock	2,676	2,679

Less cost of 193 and 253 Class A shares held in treasury at September 30, 2012, and December 31, 2011, respectively	(1,707)	(2,225)

Paid-in capital	26,232	32,795
Retained earnings	107,022	97,911
Total General Communication, Inc. stockholders' equity	159,766	157,339
Non-controlling interest	15,777	16,308
Total stockholders' equity	175,543	173,647
Total liabilities and stockholders' equity	$1,499,845	1,446,320

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands, except per share amounts)	2012	2011	2012	2011

Revenues	$178,494	177,703	526,505	510,569

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	62,754	60,664	177,687	171,734
Selling, general and administrative expenses	58,228	54,453	181,258	171,043
Depreciation and amortization expense	32,120	30,653	97,850	93,298
Operating income	25,392	31,933	69,710	74,494

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(16,765)	(16,678)	(50,868)	(51,424)
Loss of extinguishment of debt	-	-	-	(9,111)
Interest income	2	22	8	30
Other	164	(59)	117	(92)
Other expense, net	(16,599)	(16,715)	(50,743)	(60,597)

Income before income tax expense	8,793	15,218	18,967	13,897

Income tax expense	(5,270)	(7,979)	(10,387)	(7,303)

Net income	3,523	7,239	8,580	6,594
Net loss attributable to non-controlling interest	177	-	531	-

Net income attributable to General Communication, Inc.	$3,700	7,239	9,111	6,594

Basic net income attributable to General Communication, Inc. common stockholders per Class A common share	$0.09	0.16	0.22	0.14

Basic net income attributable to General Communication, Inc. common stockholders per Class B common share	$0.09	0.16	0.22	0.14

Diluted net income attributable to General Communication, Inc. common stockholders per Class A common share	$0.09	0.15	0.22	0.13

Diluted net income attributable to General Communication, Inc. common stockholders per Class B common share	$0.09	0.15	0.22	0.13

Common shares used to calculate Class A basic EPS	38,600	41,768	38,614	42,940

Common shares used to calculate Class A diluted EPS	42,000	45,464	42,177	46,682

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)

(Amounts in thousands)
	Third Quarter 2012						Third Quarter 2011
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$9,968	5,664	6,896	-	5,319	27,847	$13,164	6,213	7,137	-	5,990	32,504
Video	28,394	-	3,142	-	-	31,536	29,155	-	2,830	-	-	31,985
Data	21,379	14,093	23,622	22,685	-	81,779	18,088	17,140	23,040	17,407	-	75,675
Wireless	27,066	7,718	2,548	-	-	37,332	28,860	6,114	2,565	-	-	37,539
Total	86,807	27,475	36,208	22,685	5,319	178,494	89,267	29,467	35,572	17,407	5,990	177,703

Cost of goods sold	33,027	6,194	16,607	5,230	1,696	62,754	27,436	9,531	17,232	4,540	1,925	60,664

Contribution	53,780	21,281	19,601	17,455	3,623	115,740	61,831	19,936	18,340	12,867	4,065	117,039

Less SG&A	33,699	6,157	10,028	5,723	2,621	58,228	31,737	6,300	9,358	4,031	3,027	54,453
Less Other	-	-	-	(164)	-	(164)	-	-	-	59	-	59
EBITDA	20,081	15,124	9,573	11,896	1,002	57,676	30,094	13,636	8,982	8,777	1,038	62,527

Add share-based compensation	723	224	286	155	7	1,395	173	56	104	51	-	384
Add accretion	112	35	33	21	-	201	106	37	31	16	-	190
Add loss from non-controlling interest	-	-	-	177	-	177	-	-	-	-	-	-
Adjusted EBITDA	$20,916	15,383	9,892	12,249	1,009	59,449	$30,373	13,729	9,117	8,844	1,038	63,101

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)

(Amounts in thousands)
	Third Quarter 2012						Second Quarter 2012
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$9,968	5,664	6,896	-	5,319	27,847	$10,483	5,962	6,804	-	5,409	28,658
Video	28,394	-	3,142	-	-	31,536	29,235	-	3,236	-	-	32,471
Data	21,379	14,093	23,622	22,685	-	81,779	21,523	13,412	21,917	21,717	-	78,569
Wireless	27,066	7,718	2,548	-	-	37,332	27,254	6,643	2,509	-	-	36,406
Total	86,807	27,475	36,208	22,685	5,319	178,494	88,495	26,017	34,466	21,717	5,409	176,104

Cost of goods sold	33,027	6,194	16,607	5,230	1,696	62,754	30,587	6,186	15,502	4,268	1,530	58,073

Contribution	53,780	21,281	19,601	17,455	3,623	115,740	57,908	19,831	18,964	17,449	3,879	118,031

Less SG&A	33,699	6,157	10,028	5,723	2,621	58,228	34,514	6,573	10,583	5,774	2,604	60,048
Less Other	-	-	-	(164)	-	(164)	-	-	-	(84)	-	(84)
EBITDA	20,081	15,124	9,573	11,896	1,002	57,676	23,394	13,258	8,381	11,759	1,275	58,067

Add share-based compensation	723	224	286	155	7	1,395	440	129	194	94	8	865
Add accretion	112	35	33	21	-	201	85	27	24	16	-	152
Add loss from non-controlling interest	-	-	-	177	-	177	-	-	-	177	-	177
Add non-cash contribution	-	-	-	-	-	-	89	28	26	17	-	160
Adjusted EBITDA	$20,916	15,383	9,892	12,249	1,009	59,449	$24,008	13,442	8,625	12,063	1,283	59,421

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)

(Amounts in thousands)
	Nine Months Ended September 30, 2012						Nine Months Ended September 30, 2011
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$31,731	17,190	20,786	-	16,265	85,972	$40,541	18,124	22,050	-	16,958	97,673
Video	86,651	-	9,498	-	-	96,149	89,040	-	8,606	-	-	97,646
Data	63,351	41,858	67,376	63,431	-	236,016	52,046	47,135	63,653	46,041	-	208,875
Wireless	81,381	19,632	7,355	-	-	108,368	84,611	14,456	7,308	-	-	106,375
Total	263,114	78,680	105,015	63,431	16,265	526,505	266,238	79,715	101,617	46,041	16,958	510,569

Cost of goods sold	92,232	18,403	47,809	14,387	4,856	177,687	82,755	22,772	49,030	13,034	4,143	171,734

Contribution	170,882	60,277	57,206	49,044	11,409	348,818	183,483	56,943	52,587	33,007	12,815	338,835

Less SG&A	104,045	19,938	31,305	17,768	8,202	181,258	98,402	19,647	30,126	13,012	9,856	171,043
Less Other	-	-	-	(117)	-	(117)	-	-	-	92	-	92
EBITDA	66,837	40,339	25,901	31,393	3,207	167,677	85,081	37,296	22,461	19,903	2,959	167,700

Add share-based compensation	2,047	632	813	478	20	3,990	1,686	569	646	323	-	3,224
Add accretion	301	95	88	57	-	541	257	88	73	38	-	456
Add loss from non-controlling interest	-	-	-	531	-	531	-	-	-	-	-	-
Add non-cash contribution	533	169	156	102	-	960	-	-	-	-	-	-
Adjusted EBITDA	$69,718	41,235	26,958	32,561	3,227	173,699	$87,024	37,953	23,180	20,264	2,959	171,380

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				September 30, 2012		September 30, 2012
				as compared to		as compared to
	September 30,	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2012	2011	2012	2011	2012	2011	2012
Consumer
Voice
Total local access lines in service	71,900	79,100	74,400	(7,200)	(2,500)	-9.1%	-3.4%
Local access lines in service on GCI facilities	66,900	73,200	69,300	(6,300)	(2,400)	-8.6%	-3.5%

Video
Basic subscribers	122,200	126,400	122,500	(4,200)	(300)	-3.3%	-0.2%
Digital programming tier subscribers	72,000	76,700	72,200	(4,700)	(200)	-6.1%	-0.3%
HD/DVR converter boxes	89,200	87,400	88,400	1,800	800	2.1%	0.9%
Homes passed	248,400	239,800	242,400	8,600	6,000	3.6%	2.5%

Data
Cable modem subscribers	113,100	106,800	111,700	6,300	1,400	5.9%	1.3%

Wireless
Wireless Lifeline lines in service	35,500	43,100	39,900	(7,600)	(4,400)	-17.6%	-11.0%
Wireless Postpaid lines in service	76,000	73,700	74,200	2,300	1,800	3.1%	2.4%
Wireless Prepaid lines in service	11,300	9,000	10,700	2,300	600	25.6%	5.6%

Commercial
Voice
Total local access lines in service	51,800	50,800	51,800	1,000	-	2.0%	0.0%
Local access lines in service on GCI facilities	30,500	27,200	30,200	3,300	300	12.1%	1.0%

Video
Hotels and mini-headend subscribers	18,500	18,000	19,300	500	(800)	2.8%	-4.1%
Basic subscribers	1,900	2,000	1,900	(100)	-	-5.0%	0.0%
Total basic subscribers	20,400	20,000	21,200	400	(800)	2.0%	-3.8%

Data
Cable modem subscribers	11,600	11,100	11,800	500	(200)	4.5%	-1.7%

Wireless
Wireless lines in service	16,600	14,900	16,200	1,700	400	11.4%	2.5%

Regulated Operations
Voice:
Total local access lines in service	8,500	9,300	8,700	(800)	(200)	-8.6%	-2.3%

				September 30, 2012		September 30, 2012
	Three Months Ended			as Compared to		as Compared to
	September 30,	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2012	2011	2012	2011	2012	2011	2012
Consumer
Video
Average monthly revenue per subscriber	$77.45	$76.85	$78.89	$0.60	$(1.44)	0.8%	-1.8%

Wireless
Average monthly revenue per subscriber	$67.98	$72.60	$67.69	$(4.62)	$0.29	-6.4%	0.4%

Total
Voice
Long-distance minutes carried (in millions)	243.0	253.2	241.3	(10.2)	1.7	-4.0%	0.7%

Data
Average monthly revenue per cable modem subscriber	$62.85	$56.17	$63.64	$6.68	$(0.79)	11.9%	-1.2%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	September 30,	September 30,	June 30,
	2012	2011	2012
Net income	$3.5	7.2	3.8
Income tax expense	5.3	8.0	4.0
Income before income tax expense	8.8	15.2	7.8

Other expense:
Interest expense (including amortization of deferred loan fees)	16.8	16.7	16.9
Loss on extingushment of debt	-	-	-
Other	(0.2)	-	-
Other expense, net	16.6	16.7	16.9

Operating income	25.4	31.9	24.7
Depreciation and amortization expense	32.1	30.7	33.4
Other	0.2	-	-

EBITDA (Note 2)	57.7	62.6	58.1
Share-based compensation	1.4	0.4	0.9
Accretion	0.2	0.1	0.1
Non-controlling interest	0.1	-	0.2
Non-cash contribution adjustment	-	-	0.1
Adjusted EBITDA (Note 1)	$59.4	63.1	59.4

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Nine Months Ended
	September 30,	September 30,
	2012	2011
Net income	$8.6	6.6
Income tax expense	10.4	7.3
Income before income tax expense	19.0	13.9

Other expense:
Interest expense (including amortization of deferred loan fees)	50.9	51.4
Loss on extingushment of debt	-	9.1
Other	(0.2)	0.1
Other expense, net	50.7	60.6

Operating income	69.7	74.5
Depreciation and amortization expense	97.9	93.3
Other	0.1	-

EBITDA (Note 2)	167.7	167.8
Share-based compensation	4.0	3.2
Accretion	0.5	0.4
Non-controlling interest	0.5	-
Non-cash contribution adjustment	1.0	-
Adjusted EBITDA (Note 1)	$173.7	171.4

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation, accretion expense, loss attributable to non-controlling interest and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net
Income, Interest Expense (including Amortization of Deferred Loan Fees), Interest
Income, Income Tax Expense, and Depreciation and Amortization Expense.
EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes
EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected
EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.